Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD SECOND QUARTER
2014 SALES

Fort Wayne, Indiana - July 28, 2014 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported second quarter 2014 adjusted earnings per share (EPS) of $0.60 compared to 2013 second quarter adjusted EPS of $0.59, a 2 percent increase (see table below for a reconciliation of GAAP EPS to the adjusted EPS). In the second quarter of 2014, the Company’s GAAP fully diluted EPS was $0.55 which was down 5 percent to the GAAP fully diluted EPS from the second quarter of 2013.

Second quarter 2014 sales were $284.5 million, an increase of 8 percent compared to 2013 second quarter sales of $263.4 million. The Company’s organic sales growth was about 9 percent excluding acquisitions and the impact of foreign currency translation.

Gregg Sengstack, Franklin Electric’s Chief Executive Officer, commented:

“We are pleased to report that our sales and adjusted net income for the second quarter of 2014 were again records for any quarter in the Company’s history. During the second quarter 2014, our consolidated operating income after non-GAAP adjustments grew by 3 percent compared to the second quarter of 2013 driven by a 25 percent increase in Fueling Systems operating income, a near doubling of Pioneer Pump sales globally and double digit earnings growth of our Water Systems businesses in Europe and the Middle East. These positive factors were partially offset in the quarter by lower Water Systems profitability due to a shift in sales mix. Additionally, in certain developing region markets, most notably Asia Pacific, a combination of factors lowered overall profitability. Consolidated adjusted operating income margin declined in the second quarter by 80 basis points.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Second Quarter
(in millions)	2014	2013	Change

Net Income attributable to FE Co., Inc. Reported	$27.1	$28.1	(4)%
Allocated Undistributed Earnings	$(0.5)	$(0.3)
Adjusted Earnings for EPS Calculations	$26.6	$27.8	(4)%

Non-GAAP adjustments (before tax):
Restructuring	$0.3	$0.7
Non-GAAP items	$3.3	$0.2

Non-GAAP adjustments, net of tax:
Restructuring	$0.2	$0.4
Non-GAAP items	$2.0	$0.2

Earnings after Non-GAAP Adjustments	$28.8	$28.4	1%

Earnings Per Share	For the Second Quarter
Before and After Non-GAAP Adjustments	2014	2013	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	48.2	48.1	—%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.55	$0.58	(5)%

Restructuring Per Share, net of tax	$—	$0.01
Non-GAAP items	$0.05	$—

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.60	$0.59	2%

Net Sales	For the Second Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2013	$213.7	$49.7	$263.4

Acquisitions	$2.3	$—	$2.3
Foreign Exchange	$(4.3)	$0.8	$(3.5)
Volume/Price Change	$15.0	$7.3	$22.3
Sales for 2014	$226.7	$57.8	$284.5

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Second Quarter 2014
	Water	Fueling	Other	Consolidated
Reported Operating Income	$41.7	$13.5	$(16.1)	$39.1
% Operating Income To Net Sales	18.4%	23.4%		13.7%

Non-GAAP Adjustments:
Restructuring	$0.3	$—	$—	$0.3
Non-GAAP	$0.4	$0.4	$2.5	$3.3
Operating Income after Non-GAAP Adjustments	$42.4	$13.9	$(13.6)	$42.7
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	18.7%	24.0%		15.0%

	For the Second Quarter 2013
	Water	Fueling	Other	Consolidated
Reported Operating Income	$42.7	$10.8	$(12.8)	$40.7
% Operating Income To Net Sales	20.0%	21.7%		15.5%

Non-GAAP Adjustments:
Restructuring	$0.5	$0.2	$—	$0.7
Non-GAAP	$0.1	$0.1	$—	$0.2
Operating Income after Non-GAAP Adjustments	$43.3	$11.1	$(12.8)	$41.6
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	20.3%	22.3%		15.8%

Water Systems

Water Systems sales were $226.7 million in the second quarter 2014, an increase of $13.0 million or about 6 percent versus the second quarter 2013 sales of $213.7 million. Sales from businesses acquired since the second quarter of 2013 were $2.3 million or about 1 percent. Water Systems sales were reduced by $4.3 million or about 2 percent in the quarter due to foreign currency translation. Water Systems sales growth, excluding acquisitions and foreign currency translation, was about 7 percent.

Water Systems sales in the U.S. and Canada represented 43 percent of consolidated sales and increased by about 7 percent compared to the prior year. U.S. and Canada sales of groundwater pumping equipment declined about 4 percent in the quarter due, in part, to the regional distributor reset previously announced by the Company and weak demand in the agriculture sector. Sales of Pioneer branded mobile pumping equipment and surface water pumping equipment grew at a double digit pace in the quarter. U.S. and Canada sales excluding the impact of foreign currency translation grew by 8 percent compared to the second quarter 2013.

Water Systems sales in the Middle East and Africa were about 12 percent of consolidated sales and were flat compared to the second quarter 2013. Excluding the impact of foreign currency translation, sales increased by about 9 percent compared to the second quarter 2013. The growth was driven by strong sales of groundwater pumping equipment in Turkey.

Water Systems sales in Latin America were about 11 percent of consolidated sales for the second quarter and increased by about 4 percent compared to the second quarter 2013. Excluding the impact of foreign currency translation, Latin American sales increased by about 9 percent compared to the second quarter prior year. Acquisition related sales were about 6 percent of consolidated sales. After excluding acquisitions and the impact of foreign currency translation, Latin American sales increased 3 percent. New distribution outlets in Chile and Colombia contributed to significantly increased sales in these markets compared to the second quarter 2013.

During June 2014, the Company completed the acquisition of Bombas Leao S.A. based in Monte Azul Paulista, Brazil. Bombas Leao is a leading supplier of groundwater pumps principally used in agriculture, industrial and municipal applications. Additionally, the Company opened its new manufacturing facility in Brazil during the second quarter.

Water Systems sales in Europe were about 9 percent of consolidated sales and grew by about 22 percent compared to the second quarter 2013. Acquisition related sales were about 3 percent. The impact of foreign currency translation increased sales by about 4 percent compared to the second quarter 2013. Excluding acquisitions and the impact of foreign currency translation, European sales increased about 15 percent compared to the second quarter 2013. Sales improvements in Europe were broad based and include the Pioneer rental business in the United Kingdom which had nominal sales in the second quarter 2013.

Water Systems sales in the Asia Pacific region were 5 percent of consolidated sales and declined by about 6 percent compared to the second quarter 2013. Excluding the impact of foreign currency translation, Asia Pacific sales decreased by about 5 percent compared to the second quarter prior year. Sales increases in Australia and China were not enough to offset declines in Japan, Korea and Thailand. Pioneer product sales in the region improved significantly; however, this increase was offset by a double digit decline in other Water Systems pumping equipment sales due to timing of customer orders and the political and economic uncertainty in Thailand.

Water Systems operating income, after non-GAAP adjustments, was $42.4 million in the second quarter 2014, a decrease of about 2 percent versus the second quarter 2013. The second quarter operating income margin after non-GAAP adjustments was 18.7 percent, down 160 basis points from 20.3 percent in the second quarter of 2013.

Water Systems adjusted operating income margin declined in the second quarter due, in part, to a global shift in sales mix including a larger portion of Pioneer dewatering equipment sales. Additionally, in Asia Pacific, but also Southern Africa and Brazil, a combination of factors, primarily lost leverage on fixed costs, contributed to lower earnings in those regions. Sales in the U.S. and Canada (excluding Pioneer products) declined marginally; however, profitability for these same sales was flat compared to the second quarter 2013 which improved the operating income margin. Water Systems adjusted operating income margin also improved for product sales in European and Middle East markets.

Fueling Systems

Fueling Systems sales represented 20 percent of consolidated sales and were $57.8 million in the second quarter 2014, an increase of $8.1 million or about 16 percent versus the second quarter 2013 sales of $49.7 million. Fueling Systems sales increased by $0.8 million or about 1 percent in the quarter due to foreign currency translation. Fueling Systems sales increased 15 percent after excluding foreign currency translation.

During the second quarter, Fueling Systems shipped about $2.0 million of equipment to India to partially fill a large tender order. Excluding the impact of these India tender sales, Fueling Systems sales grew by about 12 percent. Sales growth was across all product lines and all regions of the world, with sales in Brazil, Russia, India and China more than doubling.

Fueling Systems operating income after non-GAAP adjustments was $13.9 million in the second quarter of 2014 compared to $11.1 million after non-GAAP adjustments in the second quarter of 2013, an increase of about 25 percent. The second quarter operating income margin after non-GAAP adjustments was 24.0 percent, an increase of 170 basis points from the 22.3 percent of net sales in the second quarter of 2013. The increase was driven by a combination of productivity, favorable pricing, and synergies from the Flex-ing acquisition.

Overall

The Company’s consolidated gross profit was $99.4 million for the second quarter of 2014, an increase of $4.8 million, or about 5 percent, from the second quarter of 2013 gross profit of $94.6 million. The gross profit as a percent of net sales was 34.9 percent in the second quarter of 2014 down about 100 basis points versus 35.9 percent during the second quarter 2013. The gross profit margin decrease was primarily due to sales mix and loss of operating leverage in developing regions.

Selling, general, and administrative (SG&A) expenses were $60.0 million in the second quarter of 2014 compared to $53.2 million in the second quarter of prior year, an increase of $6.8 million or about 13 percent. Increases in SG&A were primarily driven by higher Marketing and Selling expenses in support of higher sales and $3.2 million of costs included in non-GAAP adjustments related to executive transition and pending or completed acquisitions. After these non-GAAP adjustments, SG&A expenses increased by $3.6 million or about 7 percent from the second quarter 2013.

The Company ended the second quarter of 2014 with a cash balance of $87.7 million, which was $46.9 million lower than at the end of 2013. The cash balance decrease is primarily attributable to the seasonality of the business and acquisitions. The cash balance at the end of the second quarter 2014 increased by 14 percent versus the $77.1 million balance at the end of the second quarter 2013.

Commenting on the outlook for the third quarter of 2014, Mr. Sengstack said:

“As we look forward to the third quarter, the continued weakness in the U.S. agriculture market coupled with the previously announced changes we made to our U.S. distribution footprint in certain regions of the country are causing some customer inventory liquidations and slowing inventory build-up for other customers. In spite of these factors, we are projecting U.S. Water Systems sales up slightly in the third quarter. These inventory adjustments may continue through year-end; however, we are confident that when this activity is complete, we will have stronger overall U.S. distribution relationships and our sales will benefit. Outside the U.S. we expect Europe to continue to post solid results and for our developing regions Water Systems business to strengthen, with the exception of South Africa, where our operation was shut down for most of July due to a nationwide strike. Additionally, we expect sales of Pioneer branded mobile dewatering equipment to continue to be strong in the third quarter, but these sales have a lower overall profitability. As a result, we are projecting that our third quarter 2014 global Water Systems sales will increase by 8 to 10 percent before acquisitions, and, due to mix, adjusted operating income will grow 3 to 5 percent.

In the third quarter, we estimate that our Fueling Systems sales and adjusted operating earnings will grow by 8 to 10 percent; therefore sequentially, we expect our Fueling Systems business to have similar revenue and operating income that was achieved in the second quarter.
Finally, our consolidated adjusted earnings per share growth is expected to be in the 3 to 5 percent range.”

A conference call to review earnings and other developments in the business will commence at 5:00pm EDT. The second quarter 2014 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://www.media-server.com/m/p/9q23zdaz

If you intend to ask questions during the call, please dial in using (877) 643-7158 for domestic calls and (914) 495-8565 for international calls.

A replay of the conference call will be available Monday, July 28, 2014 at 8pm EDT through midnight EDT on Monday, August 4, 2014, by dialing (855) 859-2056 for domestic calls and (404) 537-3406 for international calls. The replay passcode is: 73673120.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of earnings after non-GAAP adjustments, fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K/A for the fiscal year ending December 28, 2013, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Second Quarter Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Net sales	$284,466	$263,443	$515,887	$485,967
Cost of sales	185,072	168,852	338,382	317,435
Gross profit	99,394	94,591	177,505	168,532
Selling, general, and administrative expenses	59,971	53,188	111,986	103,253
Restructuring (income)/expense	295	697	431	1,407
Operating income	39,128	40,706	65,088	63,872
Interest expense	(2,510)	(2,556)	(5,294)	(5,146)
Other income/(expense)	871	364	1,196	811
Foreign exchange income/(expense)	328	(541)	(92)	(712)
Income before income taxes	37,817	37,973	60,898	58,825
Income taxes	10,359	9,534	16,019	14,771
Net income	$27,458	$28,439	$44,879	$44,054
Less: Net income attributable to noncontrolling interests	(384)	(304)	(848)	(463)
Net income attributable to Franklin Electric Co., Inc.	$27,074	$28,135	$44,031	$43,591

Income per share:
Basic	$0.56	$0.59	$0.91	$0.91
Diluted	$0.55	$0.58	$0.90	$0.90

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	June 28, 2014	December 28, 2013
ASSETS

Cash and equivalents	$87,680	$134,553
Receivables	176,110	115,127
Inventories	239,534	191,561
Other current assets	35,254	31,113
Total current assets	538,578	472,354

Property, plant, and equipment, net	215,752	208,596
Goodwill and other assets	412,047	370,923
Total assets	$1,166,377	$1,051,873

LIABILITIES AND EQUITY

Accounts payable	$75,778	$57,755
Accrued expenses	61,619	65,356
Current maturities of long-term debt and short-term borrowings	69,766	15,363
Total current liabilities	207,163	138,474

Long-term debt	175,405	174,166
Deferred income taxes	54,674	54,618
Employee benefit plans	36,825	41,685
Other long-term liabilities	48,827	39,543

Redeemable noncontrolling interest	3,022	5,171

Total equity	640,461	598,216
Total liabilities and equity	$1,166,377	$1,051,873

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(In thousands)	June 28, 2014	June 29, 2013

Cash flows from operating activities:
Net income	$44,879	$44,054
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	18,173	14,877
Share-based compensation	5,076	3,337
Other	(2,336)	(2,929)
Changes in assets and liabilities:
Receivables	(53,359)	(48,420)
Inventory	(41,858)	(20,113)
Accounts payable and accrued expenses	8,307	(872)
Other	(5,125)	4,460
Net cash flows from operating activities	(26,243)	(5,606)

Cash flows from investing activities:
Additions to property, plant, and equipment	(17,947)	(37,017)
Proceeds from sale of property, plant, and equipment	1,623	64
Acquisitions and investments	(36,529)	—
Other investing activities	(2,275)	326
Net cash flows from investing activities	(55,128)	(36,627)

Cash flows from financing activities:
Change in debt	49,942	27,231
Proceeds from issuance of common stock	1,184	9,782
Excess tax from share-based payment arrangements	1,678	3,675
Purchases of common stock	(6,475)	(9,376)
Dividends paid	(8,817)	(7,113)
Purchase of redeemable non-controlling shares	(2,875)	—
Payment of contingent consideration liability	—	(5,555)
Net cash flows from financing activities	34,637	18,644
Effect of exchange rate changes on cash	(139)	(2,661)
Net change in cash and equivalents	(46,873)	(26,250)
Cash and equivalents at beginning of period	134,553	103,338
Cash and equivalents at end of period	$87,680	$77,088